CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the to the incorporation of our reports on the financial statements of Marley Beverage Company, LLC dated August 28, 2017, relating to our audits of the financial statements of Marley Beverage Company, LLC for the years ended December 31, 2016 and 2015; respectively, and our review of the financial statements of Marley Beverage Company, LLC for the period from January 1 to June 13, 2017 in the 8-K/A of New Age Beverages Corporation.

/s/ Accell Audit & Compliance, P.A.
August 28, 2017